EXHIBIT 99.1

Tuesday, July 23, 2019

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Record Net Income for Second Quarter and First Six Months

West Point, Va., July 23, 2019—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record consolidated net income of $5.8 million, or $1.69 per share, for the second quarter of 2019, compared to  $5.1 million, or $1.45 per share, for the second quarter of 2018.    The Corporation reported record consolidated net income of $9.6 million for the first six months of 2019, or $2.77 per share, compared with $9.0 million, or $2.56 per share, for the first six months of 2018.  Returns on average equity for the second quarter and first six months of 2019 were 15.07 percent and 12.54 percent, respectively, compared to 14.16 percent and 12.62 percent in the same periods in 2018.  Returns on average assets for the second quarter and first six months of 2019 were 1.51 percent and 1.26 percent, respectively, compared to 1.34 percent and 1.19 percent in the same periods in 2018.

Key highlights for the second quarter and first six months of 2019 are as follows.  Comparisons are to the corresponding periods in the prior year.

•	Retail banking segment average gross loans increased 5.8 percent for the second quarter and 5.7 percent for the first six months;
•	Retail banking segment loan yields were higher, due in part to interest income resulting from repayments in the second quarter of 2019 of certain purchased loans;
•

Mortgage banking segment gains on sales of loans increased 22.7 percent for the second quarter and 9.6 percent for the first six months as originations of mortgage loans reached their highest quarterly level in the second quarter of 2019 since 2009;

•	The consumer finance segment’s annualized net charge-off ratio of 3.15 percent of average total loans for the first six months of 2019 is lower than the first six months of any year since 2012;
•	The consumer finance segment’s non-prime automobile loan portfolio grew by 2.4 percent during the first six months of 2019, reversing most of the decline in that portfolio that occurred during 2018;
•	Loan yields at the consumer finance segment declined as it continued to expand its indirect prime lending for marine and recreational vehicles; and
•	Higher deposit and short-term interest rates resulted in higher interest expense for each of our segments.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “The second quarter marks the highest net income for any quarter in our Corporation’s history, surpassing the previous record set in the third quarter of 2018.  It also marks the highest net income for the first six months of any year in our history.  Even as we faced higher costs of deposits and borrowings, consolidated net income increased 15.2 percent for the second quarter of 2019 and 7.3 percent for the first six months of 2019 compared to the same periods in 2018. This was a result of strong performance at all of our primary business segments, including growing average loans outstanding at the retail banking segment, increasing loan production at the mortgage banking segment, and continuing improvement in asset quality while also growing loans outstanding at the consumer finance segment.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $3.1 million for the second quarter of 2019, compared to net income of $2.4 million for the second quarter of 2018.  For the first six months of 2019, C&F Bank reported net income of $5.4 million, compared to $4.8 million for the first six months of 2018.

The increase in net income of C&F Bank for the second quarter and first half of 2019 compared to the same periods in 2018 was primarily due to higher interest income, which resulted from (1)  improvement in the performance of certain purchased loans, as discussed below,  (2) higher loan yields, especially on variable rate loans and (3) higher average loans outstanding.  These factors were partially offset by (1) an increase in average rates on interest-bearing customer deposits,

(2) higher operating expenses associated with C&F Bank (a) strengthening its technology infrastructure and (b) expanding its lending capabilities and administrative and compliance functions, and (3) lower service charges on deposit accounts resulting from fewer overdraft fees charged.

The recognition of interest income on purchased credit impaired (PCI) loans is based on management’s expectation of future payments of principal and interest. Certain PCI loans have paid off earlier than expected in the first six months of 2019, resulting in the recognition of additional interest income in 2019 compared to 2018. Interest income recognized on PCI loans was $1.3 million and $1.8 million for the second quarter and first six months of 2019, respectively, compared to $446,000 and $1.4 million for the second quarter and first six months of 2018, respectively.

Average loans increased $42.3 million or 5.8 percent for the second quarter of 2019 and $42.0 million or 5.7 percent for the first half of 2019, compared to the same periods in 2018,  primarily due to growth in the commercial business lending, commercial real estate, and land acquisition and development segments of the loan portfolio. C&F Bank’s total nonperforming assets were $1.3 million at June  30, 2019, compared to $1.7 million at December 31, 2018. Nonperforming assets at June 30, 2019 consisted primarily of $991,000 in nonaccrual loans, compared to $1.5 million at December 31, 2018.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $1.2 million for the second quarter of 2019, compared to net income of $779,000 for the second quarter of 2018.  For the first six months of 2019, C&F Mortgage Corporation reported net income of $1.7 million, compared to net income of $1.2 million for the first six months of 2018.

The increase in net income of the mortgage banking segment for the second quarter and first half of 2019 compared to the same periods in 2018 was due primarily to higher gains on sales of loans, resulting from higher loan production. Mortgage loan originations for the mortgage banking segment were $246.9 million and $385.6 million in the second quarter and first six months of 2019, compared to $203.7 million and $347.6 million for the same periods in 2018, respectively. Loan production for the second quarter of 2019 was the highest reported by the mortgage banking segment for any fiscal quarter since the second quarter of 2009 when home sales were supported by the federal first-time home buyers’ tax credit.  Lower interest rates on mortgage loans have contributed to an increase in volume in the mortgage industry in the second quarter and first six months of 2019 compared to the same periods in 2018.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.9 million for the second quarter of 2019, compared to net income of $2.2 million for the second quarter of 2018.   For the first six months of 2019, C&F Finance Company reported net income of $3.2 million, compared to net income of $3.7 million for the first six months of 2018.

Factors contributing to the decrease in net income of C&F Finance Company for the second quarter and first half of 2019 compared to the same periods in 2018 included (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of automobile loan contracts with higher credit metrics, as well as relatively lower yields on prime marine and recreational vehicle (RV) loans, and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2018.  Partially offsetting these factors were a decline in the provision for loan losses of $300,000 and $1.2 million for the second quarter and first six months of 2019, respectively, compared to the same periods in 2018, as a result of lower charge-offs and improving credit quality of the portfolio, as discussed below.

The annualized net charge-off ratio for the first half of 2019 decreased to 3.15 percent from 3.85 percent for the first half of 2018. The decline reflects a lower number of charge-offs during 2019 as a result of C&F Finance Company’s purchasing automobile loan contracts with higher credit metrics beginning in 2016.  At June  30, 2019, total delinquent loans as a percentage of total loans was 3.49 percent, compared to 4.76 percent at December 31, 2018 and 4.18 percent at June  30, 2018.   The allowance for loan losses was $22.4 million, or 7.26 percent of total loans at June  30, 2019, compared to $23.0 million, or 7.77 percent of total loans at December 31, 2018.  The decrease in the level of the allowance for loan losses as a percentage of total loans was primarily due to lower net charge-offs on non-prime automobile loans.  At June  30, 2019, compared to December 31, 2018, the higher composition within the consumer finance segment’s loan portfolio of prime marine and RV loans accounted for approximately 10 basis points of the 51 basis points decrease in the ratio of the allowance for loan losses to total loans.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 37 cents per share during the second quarter of 2019, which was paid on July 1, 2019.  This dividend represents a payout ratio of 21.9 percent of earnings per share for the second quarter of 2019.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

During the second quarter of 2019, the Corporation repurchased 32,779 shares of its common stock at an average price of $49.40 per share, and the Board of Directors authorized a new program, effective June 1, 2019, to repurchase up to $5.0 million of the Corporation’s common stock through May 31, 2020. Under the previous repurchase program, between November 2018 and May 2019, the Corporation made aggregate common stock repurchases of $3.8 million.  As of June  30, 2019, the Corporation has made aggregate common stock repurchases of $604,000 under the new share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $51.00 per share on July 22, 2019.  At June  30, 2019, the book value of the Corporation was $46.41 per share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile,  marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about performance on a basis that is comparable for interest income from both taxable and tax-exempt sources.  These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, strategic business initiatives and the anticipated effects thereof, including the expansion of the indirect lending program to include marine and recreational vehicles, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels,  and slowdowns in economic growth, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and C&F Bank, (5) the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	6/30/2019	12/31/2018	6/30/2018
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$84,237	$100,875	$124,285
Investment securities - available for sale, at fair value	200,427	214,910	221,869
Loans held for sale, at fair value	89,185	41,895	55,054
Loans, net:
Retail Banking segment	768,369	752,063	721,898
Mortgage Banking segment	2,932	2,881	2,696
Consumer Finance segment	285,633	273,153	271,818
Restricted stock, at cost	3,257	3,247	3,353
Total assets	1,567,996	1,521,411	1,535,643
Deposits	1,210,209	1,181,661	1,193,431
Repurchase agreements	16,844	14,917	18,829
Borrowings	144,792	144,774	147,257
Equity attributable to C&F Financial Corporation	158,862	151,958	146,453
Noncontrolling interest	489	-	-

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2019	6/30/2018	6/30/2019	6/30/2018
	(unaudited)		(unaudited)
Interest income	$24,276	$22,651	$47,227	$45,395
Interest expense	3,651	2,664	6,955	5,240
Provision for loan losses:
Retail Banking segment	110	-	110	-
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	1,700	2,000	4,095	5,300
Noninterest income:
Gains on sales of loans	2,955	2,408	5,091	4,647
Other	5,247	4,833	10,214	9,040
Noninterest expenses:
Salaries and employee benefits	11,495	11,073	23,402	21,806
Other	8,054	7,688	15,824	15,494
Income tax expense	1,626	1,397	2,533	2,280
Net income	5,842	5,070	9,613	8,962
Net income attributable to C&F Financial Corporation	5,843	5,070	9,614	8,962
Earnings per share - basic and diluted	1.69	1.45	2.77	2.56

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	22,328	20,632	43,254	41,456
Interest income on securities-FTE	1,518	1,656	3,115	3,310
Total interest income-FTE	24,428	22,841	47,540	45,783
Net interest income-FTE	20,777	20,177	40,585	40,543

________________________

*For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/2019	6/30/2018	6/30/2019	6/30/2018
	(unaudited)		(unaudited)
Net Income (Loss)
Retail Banking	$3,071	$2,444	$5,361	$4,756
Mortgage Banking	1,182	779	1,749	1,214
Consumer Finance	1,949	2,156	3,234	3,654
Other	(360)	(309)	(731)	(662)
Mortgage loan originations - Mortgage Banking	246,876	203,739	385,581	347,642
Mortgage loans sold - Mortgage Banking	193,726	188,339	338,291	347,972

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/2019	6/30/2018	6/30/2019	6/30/2018
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$103,153	$129,698	$103,478	$128,869
Investment securities - available for sale, at amortized cost	205,249	221,284	209,084	220,776
Loans held for sale, at fair value	58,457	40,572	43,009	36,431
Loans:
Retail Banking segment	772,727	730,394	772,679	730,693
Mortgage Banking segment	3,449	3,305	3,456	3,372
Consumer Finance segment	303,749	294,034	299,972	293,248
Restricted stock, at cost	3,257	3,353	3,252	3,328
Total earning assets	1,450,041	1,422,640	1,434,930	1,416,717
Total assets	1,545,786	1,512,903	1,529,731	1,507,739

Time, checking and savings deposits	923,971	912,543	916,890	915,910
Borrowings	159,558	167,228	159,771	167,001
Total interest-bearing liabilities	1,083,529	1,079,771	1,076,661	1,082,911
Noninterest-bearing demand deposits	276,341	263,234	269,708	256,167
Total equity	155,055	143,175	153,297	142,029

Asset Quality	6/30/2019	12/31/2018	6/30/2018
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased and affiliate loans	$744,318	$723,779	$689,537
Purchased performing loans[1]	33,868	36,874	40,458
Purchased credit impaired loans[1]	610	1,835	2,695
Total loans	$778,796	$762,488	$732,690

Total nonaccrual loans[2]	$991	$1,464	$2,794
Other real estate owned (OREO)	268	246	168
Total nonperforming assets	$1,259	$1,710	$2,962

Accruing loans past due for 90 days or more	$389	$324	$531

Troubled debt restructurings (TDRs)[2]	$4,452	$5,451	$7,926

Allowance for loan losses (ALL)	$10,427	$10,425	$10,792
Nonperforming assets to loans and OREO	0.16%	0.22%	0.40%
ALL to total loans, excluding purchased credit impaired loans	1.34%	1.37%	1.48%
ALL to total nonaccrual loans	1,052.17%	712.09%	386.26%
Annualized net charge-offs to average loans	0.01%	0.06%	-%

Mortgage Banking
Nonaccrual loans	$37	$37	$39
Total Loans	$3,530	$3,479	$3,294
ALL	$598	$598	$598
Nonperforming loans to total loans	1.05%	1.06%	1.18%
ALL to loans	16.94%	17.19%	18.15%

Consumer Finance
Nonaccrual loans	$305	$712	$560
Repossessed automobiles available for sale	$484	$371	$247
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$308,009	$296,153	$295,821
ALL	$22,376	$23,000	$24,003
Nonaccrual loans to total loans	0.10%	0.24%	0.19%
ALL to total loans	7.26%	7.77%	8.11%
Annualized net charge-offs to average total loans	3.15%	4.14%	3.85%

________________________

*  Derived from audited consolidated financial statements.

[1]

Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $1.7 million at 6/30/19, $1.9 million at 12/31/18 and $2.1 million at 6/30/18. The remaining discount for the purchased credit impaired loans was $6.5 million at 6/30/19, $7.9 million at 12/31/18 and $8.8 million at 6/30/18.

[2]	Total nonaccrual loans include nonaccrual TDRs of $259,000 at 6/30/19, $166,000 at 12/31/18 and $1.3 million at 6/30/18.

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/2019	6/30/2018	6/30/2019	6/30/2018
	(unaudited)		(unaudited)
Annualized return on average assets	1.51%	1.34%	1.26%	1.19%
Annualized return on average equity	15.07%	14.16%	12.54%	12.62%
Annualized net interest margin	5.75%	5.69%	5.71%	5.77%
Dividends declared per share	$0.37	$0.34	$0.74	$0.68
Weighted average shares outstanding - basic and diluted	3,463,277	3,503,114	3,473,875	3,502,139
Market value per share at period end	$54.61	$62.55	$54.61	$62.55
Book value per share at period end	$46.41	$41.81	$46.41	$41.81
Price to book value ratio at period end	1.18	1.50	1.18	1.50
Annualized price to earnings ratio at period end	8.03	10.77	9.70	12.12

			Minimum Capital
Capital Ratios	6/30/2019	12/31/2018	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	14.8%	15.2%	8.0%
Tier 1 capital (to risk-weighted assets)	13.6%	14.0%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.6%	11.9%	4.5%
Tier 1 capital (to average assets)	11.3%	11.3%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	14.6%	15.1%	8.0%
Tier 1 capital (to risk-weighted assets)	13.3%	13.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.3%	13.8%	4.5%
Tier 1 capital (to average assets)	11.0%	11.2%	4.0%

________________________

* Derived from audited consolidated financial statements.

1The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies.  The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

2All ratios at June  30, 2019 are estimates and subject to change pending regulatory filings.  All ratios at December  31, 2018 are presented as filed.

3The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands, except for share and per share data)

	For The		For The
	Quarter Ended		Six Months Ended
	6/30/2019	6/30/2018	6/30/2019	6/30/2018
	(unaudited)		(unaudited)
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$22,323	$20,626	$43,243	$41,443
FTE adjustment	5	6	11	13
FTE interest income on loans	$22,328	$20,632	$43,254	$41,456

Interest income on securities	$1,371	$1,472	$2,813	$2,935
FTE adjustment	147	184	302	375
FTE interest income on securities	$1,518	$1,656	$3,115	$3,310

Total interest income	$24,276	$22,651	$47,227	$45,395
FTE adjustment	152	190	313	388
FTE interest income	$24,428	$22,841	$47,540	$45,783

Net interest income	$20,625	$19,987	$40,272	$40,155
FTE adjustment	152	190	313	388
FTE net interest income	$20,777	$20,177	$40,585	$40,543

________________________

[1]	Assuming a tax rate of 21% for the quarter and six months ended June 30, 2019 and 2018.